Exhibit 10.27(b)

SERVICES AGREEMENT
This Services Agreement (this “Agreement”) is made as of January 13, 2020 (the “Execution Date”) by and between EQT Corporation, a Pennsylvania corporation (the “Company”), and Kyle Derham (“Consultant”).
WHEREAS, Consultant has been serving as the Company’s Interim Chief Financial Officer since August 29, 2019;
WHEREAS, the Company wishes to continue to obtain the benefit of the knowledge and experience of Consultant following the termination of Consultant’s service as an employee of the Company; and
WHEREAS, the Company and Consultant wish to enter into an agreement to govern the provision of services by Consultant for the benefit of the Company from and after the Transition Date (as defined below) upon the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Consultant hereby agrees as follows:
1.Consulting Services.
(a)    Term. Consultant’s services under this Agreement shall begin on the first to occur of (i) the date upon which the Company appoints a permanent Chief Financial Officer and (ii) January 1, 2021 (the earlier of (i) and (ii), the “Transition Date”). From and following the Transition Date, Consultant will serve as an advisor to the Company until the earlier to occur of (1) the termination of Consultant’s engagement hereunder and (2) the twenty-four (24) month anniversary of the Transition Date (the “Consulting Term”). Either party may terminate the Consulting Term by providing the other party with at least thirty (30) days’ advance written notice, subject to the obligations upon termination of service set forth in Section 2 hereof.
(b)    Services. During the Consulting Term, Consultant will provide the services to the Company as set forth on Exhibit A hereto, and such other financial and advisory services as mutually agreed between Consultant and the Chief Executive Officer of the Company (the “Consulting Services”). During the Consulting Term, Consultant will report directly to the Chief Executive Officer of the Company. Consultant will be expected to spend at least 75% of his working time performing the Consulting Services during the Consulting Term.
2.    Compensation.
(a)    Consulting Retainer. During the Consulting Term, Consultant shall be entitled to a monthly retainer of $60,000 (prorated for partial months of service), such amount to be paid on a monthly basis in arrears in cash or a check from immediately available funds (the “Consulting Fee”).

(b)    Equity Award. Subject to approval by the Board, as soon as practicable following the Execution Date, Consultant will be granted an equity award (the “Equity Award”) under the Company’s 2019 Long-Term Incentive Plan (the “LTIP”), subject to the terms of the LTIP and the award agreement attached hereto as Exhibit B.
(c)    Reimbursement of Expenses. The Company shall reimburse Consultant for all reasonable and necessary expenses incurred by Consultant while performing his duties under this Agreement in accordance with the Company’s policies and procedures applicable to the Company’s senior executives, subject to provision by Consultant of documentation reasonably satisfactory to the Company.
(d)    Termination of the Consulting Term. Upon termination of the Consulting Term in accordance with Section 1(a) hereof, the Company shall pay to Consultant any accrued but unpaid Consulting Fee and shall reimburse any then-unreimbursed business expenses in accordance with Sections 2(a) and 2(c), respectively. In addition, upon termination of Consultant’s services by the Company without Cause (as defined below), or by Consultant for Good Reason (as defined below), and subject to Consultant’s timely execution and non-revocation of a general release of claims to be provided by the Company (the “Release”), the Company shall pay to Consultant within thirty (30) days following the date of Consultant’s termination of service (subject to the Release becoming effective and no longer subject to revocation) a lump-sum payment equal to the remaining Consulting Fee that would have been paid to Consultant pursuant to this Agreement had the Consulting Term terminated on the twenty-four (24) month anniversary of the Transition Date.
For purposes of this Agreement, “Cause” means (i) Consultant’s conviction of a felony, a crime of moral turpitude or fraud or Consultant having committed fraud, misappropriation or embezzlement in connection with the performance of his duties or (ii) Consultant’s willful and repeated failures to substantially perform assigned duties that continues after notice from the Company to Consultant.
For purposes of this Agreement, “Good Reason” means Consultant’s resignation within one-hundred twenty (120) days after: (i) a requirement that Consultant perform services in a geographic location more than 50 miles from the geographic location in which Consultant is performing services as of the Execution Date and/or (ii) any other action or inaction that constitutes a material breach by the Company of this Agreement. A termination of service by Consultant shall not constitute termination for Good Reason unless Consultant first delivers to the Chief Executive Officer of the Company written notice setting forth the circumstances giving rise to Good Reason within sixty (60) days following the date on which Consultant is aware of such circumstances and and the Company has received thirty (30) days to take action to correct, rescind or substantially reverse the occurrence supporting termination for Good Reason.
3.    Restrictive Covenants. In consideration for receipt of the Consulting Fee and the Equity Award, Consultant agrees to comply with the restrictive covenants set forth below:
(a)    Noncompetition. During the Consulting Term, Consultant agrees that he will not, directly or indirectly, expressly or tacitly, for himself or on behalf of any entity conducting business anywhere in the Restricted Territory (as defined below), act in any capacity for any business in which his duties at or for such business include oversight of or actual involvement in providing services for any Appalachian exploration and production business that is competitive with the services or products being provided or which are being produced or developed by the Company, or which were under investigation by the Company within the last two (2) years prior to the end of the Consulting Term. Notwithstanding the foregoing, Consultant may purchase or otherwise acquire up to (but not more than) 1% of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934. Furthermore, and subject to Consultant’s continued compliance with Section 3(d) hereof, this Section 3(a) shall not be violated by Consultant’s services to or on behalf of the Rice Investment Group (“RIG”) to the extent that such services do not involve the investment in or operation of Appalachian exploration and production businesses. This covenant shall apply to any services, products or businesses under investigation by the Company within the last two (2) years prior to the end of the Consulting Term only to the extent that Consultant acquired or was privy to confidential information regarding such services, products or businesses. Consultant acknowledges that this restriction will prevent Consultant from acting in any of the foregoing capacities for any competing entity operating or conducting business within the Restricted Territory and that the scope is reasonable in light of the business of the Company.
(i)    “Restricted Territory” shall mean (A) the entire geographic location of any natural gas and oil play in which the Company owns, operates or has contractual rights to purchase natural gas-related assets (other than commodity trading rights and pipeline capacity contracts on non-affiliated or third-party pipelines), including but not limited to, storage facilities, interstate pipelines, intrastate pipelines, intrastate distribution facilities, liquefied natural gas facilities, propane-air facilities or other peaking facilities, and/or processing or fractionation facilities; or (B) the entire geographic location of any natural gas and oil play in which the Company owns proved, developed and/or undeveloped natural gas and/or oil reserves and/or conducts natural gas or oil exploration and production activities of any kind; or (C) the entire geographic location of any natural gas and oil play in which the Company has decided to make or has made an offer to purchase or lease assets for the purpose of conducting any of the business activities described in subparagraphs (A) and (B) above within the six (6) month period immediately preceding the end of the Consulting Term provided that Consultant had actual knowledge of the offer or decision to make an offer prior to the end of the Consulting Term. For geographic locations of natural gas and oil plays, refer to the maps produced by the United States Energy Information Administration located at www.eia.gov/maps.
(b)    Nonsolicitation. During the Consulting Term, Consultant agrees that he will not, directly or indirectly, (i) solicit the business of, or do business with, (A) any customer that Consultant approached, solicited or accepted business from on behalf of the Company, and/or was provided confidential or proprietary information about while engaged by the Company within the one (1) year period preceding the conclusion of the Consulting Term, or (B) any prospective customer of the Company who was identified to or by Consultant and/or Consultant was provided confidential or proprietary information about while engaged by the Company within the one (1) year period preceding the conclusion of the Consulting Term, in each case, for purposes of marketing, selling and/or attempting to market or sell products and services which are the same as or similar to any product or service the Company offers within the last two (2) years prior to the end of the Consulting Term, and/or, which are the same as or similar to any product or service the Company has in process over the last two (2) years prior to the end of the Consulting Term to be offered in the future, or (ii) solicit or induce, or cause any other person or entity to solicit or induce, or attempt to solicit or induce, any employee, consultant, vendor or independent contractor to leave the employ of or engagement by the Company or its successors, assigns or affiliates, or to violate the terms of their contracts with the Company. Notwithstanding the foregoing, the provisions of this Section 3(b)(ii) shall not be violated due to the solicitation or hiring of such persons by general advertising or solicitation not specifically targeted at any Company-related person.
(c)    Nondisparagement. Consultant agrees not to make negative comments or otherwise disparage the Company or its affiliates or any of their officers, directors, managers, employees, executives, equityholders, agents or products. The foregoing shall not be violated by truthful statements (i) in response to legal process, required to be made in governmental testimony or required filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) or (ii) made in the course of Consultant discharging his duties for the Company or its affiliates.
(d)    Confidentiality.
(i)    During the course of Consultant’s retention by the Company, Consultant will have access to Confidential Information. For purposes of this Agreement, “Confidential Information” shall mean all information relating, directly or indirectly, to the Company or its business, products, markets, condition (financial or other), operations, assets, liabilities, results of operations, cash flows or prospects of the Company which is delivered, disclosed or furnished by or on behalf of the Company to Consultant, before, on or after the date hereof, regardless of the manner in which it is delivered, disclosed or furnished. The term “Confidential Information” does not include information which (A) is or becomes generally available to the public other than as a result of a disclosure by Consultant, (B) was within Consultant’s possession prior to its being furnished to Consultant by or on behalf of the Company, provided that the source of such information was not known by Consultant to be bound by a confidentiality agreement with, or other obligation of confidentiality to, the Company or any other party with respect thereto, or (C) becomes available to Consultant on a nonconfidential basis from a source other than the Company or any of its agents or representatives, provided that such source is not bound by a confidentiality agreement with, or other obligation of confidentiality to, the Company or any other party with respect thereto.
(ii)    Consultant hereby agrees that (A) Consultant shall use the Confidential Information solely in connection with the performance of services hereunder, (B) the Confidential Information will be kept confidential by Consultant, and (C) Consultant will not (1) use or disclose any of the Confidential Information other than in connection with and in furtherance of the performance of services hereunder, or (2) disclose to any other person the fact that the Confidential Information has been made available to Consultant except in connection with the performance of services hereunder, in each case, without the Company’s prior written consent. In the event that Consultant is, on the advice of counsel, required by applicable law, rule, or regulation, or by judicial, governmental, or similar legal or arbitral process (whether by deposition, interrogatory, request for documents, subpoena, civil investigative demand, rule of any securities exchange, or otherwise), to disclose any Confidential Information, Consultant will provide the Company with prompt written notice of any such request or requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company and/or Consultant is, based upon advice of counsel, nonetheless legally compelled to disclose Confidential Information to any tribunal or else stand liable for contempt or suffer other censure or penalty, Consultant may, without liability hereunder, disclose to such tribunal only that portion of the Confidential Information which such counsel advises Consultant is legally required to be disclosed, provided that Consultant exercises commercially reasonable efforts to preserve the confidentiality of the Confidential Information.
(iii)    In addition, 18 U.S.C. § 1833(b) states: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties to this Agreement also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).
(iv)    Notwithstanding anything to the contrary contained herein, no provision of this Agreement shall be interpreted so as to impede Consultant (or any other individual) from reporting possible violations of federal law or regulation to any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal law or regulation. Consultant does not need the prior authorization of the Company to make any such reports or disclosures and Consultant shall not be required to notify the Company that such reports or disclosures have been made.
4.    Remedies. Consultant understands and agrees that money damages would not be a sufficient remedy for any breach of this Agreement by Consultant and that the Company shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach without the necessity of posting a bond or other security. Such remedies shall not be deemed to be the exclusive remedies for a breach by Consultant of this Agreement but shall be in addition to all other remedies available at law or equity to the Company.
5.    Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if delivered by hand or sent by overnight courier service or by registered or certified mail, if to Consultant, to Consultant’s last known address listed in the records of the Company, and if to the Company, to the Board of the Company. Notices shall be effective upon receipt.
6.    Assignment. The rights and obligations of the Company and Consultant hereunder shall inure to the benefit of and be binding upon their respective successors and permitted assigns. Neither this Agreement nor any rights or interests in this Agreement or created by this Agreement may be assigned or otherwise transferred voluntarily or involuntarily by Consultant.
7.    Independent Contractor Status. Consultant acknowledges and agree that Consultant’s status at all times during the Consulting Term shall be that of an independent contractor, and that the Consultant may not, at any time, act as a representative for or on behalf of the Company or any of its subsidiaries for any purpose or transaction, and may not bind or otherwise obligate the Company or any of its subsidiaries in any manner whatsoever without obtaining the prior written approval of the Board of the Company therefor. The parties hereby acknowledge and agree that the Consulting Fee paid pursuant to Section 2(a) hereof shall represent fees for services as an independent contractor, and shall therefor be paid without any deductions or withholdings taken therefrom for taxes or for any other purpose. Consultant further acknowledges that neither the Company nor any of its subsidiaries makes any warranties as to any tax consequences regarding payment of such fees, and specifically agrees that the determination of any tax liability or other consequences of any payment made hereunder is Consultant’s sole and complete responsibility and that Consultant will pay all taxes, if any, assessed on such payments under the applicable laws of any Federal, state, local or other jurisdiction and, to the extent not so paid, will indemnify the Company or any of its subsidiaries for any taxes so assessed against them. Consultant also agrees that during the Consulting Term, Consultant will not be eligible to participate in any of the employee benefit plans or arrangements of the Company or any of its subsidiaries other than the LTIP.
8.    Amendment. This Agreement shall not be changed or altered, except by an agreement in writing signed by Consultant and the Company.

9.    Governing Law. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to conflicts of law principles thereof.
10.    Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
[Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and Consultant has hereunto set his hand, all as of the Execution Date.

EQT CORPORATION

By:	/s/ Lesley Evancho
Name: Lesley Evancho
Title: Chief Human Resources Officer

KYLE DERHAM

/s/ Kyle Derham

Exhibit A
Consulting Services
Consultant will perform the following Consulting Services (subject to Section 1(b) of the Agreement) during the Consulting Term and in all events in accordance with Section 7 of the Agreement:

•	Advise and assist with creating the Company’s comprehensive corporate model;

•	Provide advisory assistance in strengthening corporate and investor relations, including participating in quarterly investor calls and investor presentations at conferences;

•
Advise and assist with successfully renegotiating the Company’s ETRN gathering agreement to reduce gathering fees below current levels or assist in effectuating an alternative transaction to achieve a similar result;

•
Advise and assist with managing the Company’s debt maturities through either (i) the sale of Company assets as approved by the Board (potential asset sales include Ohio Utica and other exploration & production assets; ETRN stake divestiture; and/or Mineral Royalty Joint-Venture), (ii) the issuance of notes, similar debt-like instruments or equity, (iii) the extension of maturities on the Company’s existing debt facilities, and/or (iv) corporate transactions (including mergers, acquisitions, divestitures and other stock and asset sales); and

•
Advise and assist with leading communications with rating agencies and appropriate responsive actions to the extent the Company’s applicable ratings are lowered, including establishing additional lines of credit, entering into asset management agreements, and/or increasing the Company’s existing credit facility.

A-1

Exhibit B

[Stock Appreciation Rights Award Agreement]

B-1